As filed with the Securities and Exchange Commission on  March 29, 2010
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
NAVIOS MARITIME HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Republic of Marshall Islands (State or other jurisdiction of incorporation or organization)	4412 (Primary Standard Industrial Classification Code Number)	98-0384348 (I.R.S. Employer Identification Nr.)
Navios Maritime Holdings Inc.
85 Akti Miaouli Street\Piraeus, Greece 185 38
(011) +30-210-4595000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Trust Company of the Marshall Islands, Inc.
Trust Company Complex, Ajeltake Island
P.O. Box 1405
Majuro, Marshall Islands MH96960
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With a copy to:
Todd E. Mason, Esq.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
The Chrysler Center
666 Third Avenue
New York, New York 10017
(212) 935-3000
Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.
CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
	Aggregate	Registration
Title of each Class of Securities to be Registered(1)	Offering Price(2)(3)	Fee
Common Stock, $0.0001 par value per share	(4)	(5)
Preferred Stock	(4)	(5)
Warrants	(4)	(5)
Debt Securities	(4)	(5)
Total	$500,000,000	$23,830.50 (5)

(1)	There are being registered hereunder such indeterminate number of shares of common stock, such indeterminate number of shares of preferred stock, such indeterminate number of warrants to purchase common stock, and such indeterminate number of debt securities as shall have an aggregate initial offering price not to exceed $500,000,000. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $500,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities registered also include such indeterminate amounts and numbers of common stock as may be issued upon conversion of preferred stock or pursuant to the antidilution provisions of any such securities. The securities registered also include such indeterminate amounts and numbers of common stock as may be issued upon exercise of warrants or pursuant to the antidilution provisions of any such securities. The securities registered also include such indeterminate amounts and numbers of common stock and debt securities as may be issued upon conversion of or exchange for debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the anti-dilution provisions of any such securities.

(2)	In United States dollars or the equivalent thereof in any other currency, currency unit or units, or composite currency or currencies.

(3)	The proposed maximum per unit and aggregate offering prices per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.

(4)	Not required to be included in accordance with General Instruction II.F of Form F-3.

(5)	Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, unused filing fees of $11,819.50 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form F-3 (333-141872) filed on April 4, 2007, and are being offset against the filing fee due for this registration statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED March 29, 2010
PROSPECTUS
NAVIOS MARITIME HOLDINGS INC.
$500,000,000
COMMON STOCK
PREFERRED STOCK
WARRANTS
DEBT SECURITIES
     We may, from time to time, issue up to $500,000,000 aggregate principal amount of common stock, preferred stock, warrants and/or debt securities. We will specify in an accompanying prospectus supplement the terms of the securities. We may sell these securities to or through underwriters and also to other purchasers or through agents. We will set forth the names of any underwriters or agents in the accompanying prospectus supplement.
     Our common stock is quoted on the New York Stock Exchange under the symbol “NM.” On March 26, 2010, the last reported sale price of our common stock was $6.22 per share.
Investing in our securities involves risks.
See ''Risk Factors’’ on page 4.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
     This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.
THE DATE OF THIS PROSPECTUS IS                                , 2010.

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a ''shelf’’ registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of U.S.$500,000,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. In any applicable prospectus supplements, we may add to, update or change any of the information contained in this prospectus.

PROSPECTUS SUMMARY
     The following is only a summary. We urge you to read the entire prospectus, including the more detailed financial statements, notes to the financial statements and other information incorporated by reference from our other filings with the SEC. An investment in our securities involves risks. Therefore, carefully consider the information provided under the heading “Risk Factors” beginning on page 4.
Our Business
Overview
     Navios Maritime Holdings Inc. (“Navios Holdings”) is a global, vertically integrated seaborne shipping and logistics company focused on the transport and transshipment of drybulk commodities including iron ore, coal and grain. For over 50 years, Navios Holdings has had an in-house technical ship management expertise that has worked with producers of raw materials, agricultural traders and exporters, industrial end-users, ship owners, and charterers. Navios Holdings’ current core fleet (excluding Navios South American Logistics, Inc. (“Navios Logistics”)), the average age of which is approximately 4.5 years, consists of a total of 59 vessels, aggregating approximately 6.4 million dwt. Navios Holdings owns 14 Capesize vessels (169,000-181,000 dwt), 13 modern Ultra Handymax vessels (50,000-59,000 dwt), four Panamax vessels (75,000-83,000 dwt), and one Product Handysize (10,000-30,000 dwt) tanker vessel. It also time charters in and operates a fleet of five Ultra Handymax, two Handysize, 10 Panamax, and 10 Capesize vessels under long-term time charters, 17 of which are currently in operation, with the remaining 10 scheduled for delivery on various dates up to August 2013. Navios Holdings has options to acquire 12 of the 27 time chartered-in vessels (on two of which Navios Holdings holds an initial 50% purchase option). Navios Holdings also has committed to acquire seven newbuilding Capesize vessels which are scheduled for delivery at various times until March 2011.
     Navios Holdings also offers commercial and technical management services to the fleet of our affiliate, Navios Maritime Partners L.P. (“Navios Partners”), which is comprised of 10 Panamax vessels, two Capesize vessels and one Ultra-Handymax vessel at a daily fee covering all of the vessels’ operating expenses, including the cost of drydock and special surveys. Since October 2009, the daily fees were fixed at $4,500 per owned Ultra Handymax vessel, $4,400 per owned Panamax vessel and $5,500 per owned Capesize vessel for a period of two years.
     Navios Logistics owns and operates a fleet of vessels, barges and push boats, the largest bulk transfer and storage port facility in Uruguay, and an upriver liquid port facility located in Paraguay.
     Navios Holdings’ strategy and business model focuses on:
•	Operation of a high quality, modern fleet. Navios Holdings owns and charters in a modern, high quality fleet, having an average age of approximately 4.5 years that provides numerous operational advantages including more efficient cargo operations, lower insurance and vessel maintenance costs, higher levels of fleet productivity, and an efficient operating cost structure.

•	Pursue an appropriate balance between vessel ownership and a long-term chartered-in fleet. Navios Holdings controls, through a combination of vessel ownership and long-term time chartered vessels, approximately 6.4 million dwt in tonnage, making Navios Holdings one of the largest independent drybulk operators in the world. Navios Holdings’ ability, through its longstanding relationships with various shipyards and trading houses, to charter-in vessels at favorable rates allows it to control additional shipping capacity without the capital expenditures required by new vessel acquisition. In addition, having purchase options on 12 of the 27 time chartered vessels (including those to be delivered) permits Navios Holdings to determine when is the most commercially opportune time to own or charter-in vessels. Navios Holdings intends to monitor developments in the sales and purchase market to maintain the appropriate balance between owned and long-term time chartered vessels.

•	Capitalize on Navios Holdings’ established reputation. Navios Holdings believes its reputation and commercial relationships enable it to obtain favorable long term time charters, enter into the freight market and increase its short-term tonnage capacity to complement the capacity of its core fleet, as well as to obtain access to cargo freight opportunities through COA arrangements not readily available to other industry participants. This reputation has also enabled Navios Holdings to obtain favorable vessel acquisition terms as reflected in the purchase options contained in some of its long term charters.

•	Utilize industry expertise to take advantage of market volatility. The drybulk shipping market is cyclical and volatile. Navios Holdings uses its experience in the industry, sensitivity to trends, and knowledge and expertise as to risk management and FFAs to hedge against, and in some cases, to generate profit from, such volatility.

•	Maintain high fleet utilization rates. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the days its vessels are off-hire. At 99.3% as of December 31, 2009, Navios Holdings believes that it has one of the highest fleet utilization rates in the industry.

•	Maintain customer focus and reputation for service and safety. Navios Holdings is recognized by its customers for the high quality of its service and safety record. Navios Holdings’ high standards for performance, reliability, and safety provide Navios Holdings with an advantageous competitive profile.

•	Enhance vessel utilization and profitability through a mix of spot charters, time charters, and COAs and strategic backhaul and triangulation methods. Specifically, this strategy is implemented as follows:

•	The operation of voyage charters or spot fixtures for the carriage of a single cargo from load port to discharge port;

•	The operation of time charters, whereby the vessel is hired out for a predetermined period but without any specification as to voyages to be performed, with the ship owner being responsible for operating costs and the charterer for voyage costs; and

•	The use of COAs, under which Navios Holdings contracts to carry a given quantity of cargo between certain load and discharge ports within a stipulated time frame, but does not specify in advance which vessels will be used to perform the voyages.
     In addition, Navios Holdings attempts, through selecting COAs on what would normally be backhaul or ballast legs, to enhance vessel utilization and, hence, profitability. The cargoes are in such cases used to position vessels at or near major loading areas (such as the U.S. Gulf) where spot cargoes can readily be obtained. This reduces ballast time to be reduced as a percentage of the round voyage. This strategy is referred to as triangulation.
     Navios Holdings is one of relatively few major owners and operators of this type in the drybulk market, and has vast experience in this area. In recent years, it has further raised the commercial sophistication of its business model by using market intelligence derived from its risk management operations and, specifically, its freight derivatives hedging desk, to make more informed decisions regarding the management of its fleet.
Competitive Advantages
     Controlling approximately 6.4 million dwt (excluding Navios Logistics) in drybulk tonnage, Navios Holdings is one of the largest independent drybulk operators in the world. Management believes that Navios Holdings occupies a competitive position within the industry in that its reputation in the global drybulk markets permits it to enter into at any time, and take on spot, medium or long term freight commitments, depending on its view of future market trends. In addition, many of the long term charter deals that form the core of Navios Holdings’ fleet were brought to the attention of Navios Holdings prior to ever being quoted in the open market. Even in the open market, Navios Holdings’ solid reputation allows it to take in large amounts of tonnage on a short, medium, or long term basis on very short notice. This ability is possessed by relatively few ship owners and operators, and is a direct consequence of Navios Holdings’ market reputation for reliability in the performance of its obligations in each of its roles as a ship owner, COA operator, and charterer. Navios Holdings, therefore, has much greater flexibility than a traditional ship owner or charterer to quickly go “long” or “short” relative to the drybulk markets.
     Navios Holdings’ long involvement and reputation for reliability in the Asian pacific region have also allowed it to develop privileged relationships with many of the largest trading houses in Japan, such as Marubeni Corporation and Mitsui & Co. Through these institutional relationships, Navios Holdings has obtained relatively low-cost, long term charter-in deals, with options to extend time charters and options to purchase the majority of the vessels. Through its established reputation and relationships, Navios Holdings has had access to opportunities not readily available to most other industry participants who lack Navios Holdings’ brand recognition, credibility, and track record.

     In addition to its long-standing reputation and flexible business model, management believes that Navios Holdings is well-positioned in the drybulk market on the basis of the following factors:
•	A high-quality, modern fleet of vessels that provides a variety of operational advantages, such as lower insurance premiums, higher levels of productivity, and efficient operating cost structures, as well as a competitive advantage over owners of older fleets, especially in the time charter market, where age and quality of a vessel are of significant importance in competing for business;

•	A core fleet which has been chartered-in (some through 2023, assuming minimum available charter extension periods are exercised) on attractive terms that allow Navios Holdings to charter-out the vessels at a considerable spread during strong markets and to weather down cycles in the market while maintaining low operating expenses;

•	Strong cash flows from creditworthy counterparties;

•	Strong commercial relationships with both freight customers and Japanese trading houses and ship owners, providing Navios Holdings with access to future attractive long term time charters on newbuildings with valuable purchase options;

•	Strong in-house technical management team who oversee every step of technical management, from the construction of the vessels in Japan or Korea to subsequent shipping operations throughout the life of a vessel, including the superintendence of maintenance, repairs and dry docking, providing efficiency and transparency in Navios Holdings’ owned fleet operations; and

•	Visibility into worldwide commodity flows through its physical shipping operations and port terminal operations in South America.
     Management intends to maintain and build on these qualitative advantages, while at the same time continuing to benefit from Navios Holdings’ reputation.

RISK FACTORS
     The following factors should be considered carefully in evaluating whether to purchase our securities. These factors should be considered in conjunction with any other information included or incorporated by reference herein, or which may be provided supplementally with this prospectus, including in conjunction with forward-looking statements made herein. See “Where You Can Find Additional Information” on page 43.
Risks Associated with the Shipping Industry and Our Operations
The cyclical nature of the international drybulk shipping industry may lead to decreases in charter rates and lower vessel values, which could adversely affect our results of operations and financial condition.
     The shipping business, including the dry cargo market, is cyclical in varying degrees, experiencing severe fluctuations in charter rates, profitability and, consequently, vessel values. For example, during the period from January 4, 2005 to December 31, 2009, the Baltic Exchange’s Panamax time charter average daily rates experienced a low of $3,537 and a high of $94,977. Additionally, during the period from January 1, 2009 to December 31, 2009, the Baltic Exchange’s Capesize time charter average daily rates experienced a low of $8,997 and a high of $93,197 and the Baltic Exchange Dry Index experienced a low of 772 points and a high of 4,661 points. Navios Holdings anticipates that the future demand for its drybulk carriers and drybulk charter rates will be dependent upon demand for imported commodities, economic growth in the emerging markets, including the Asia Pacific region, India, Brazil and Russia, and in the rest of the world, seasonal and regional changes in demand and changes to the capacity of the world fleet. Recent adverse economic, political, social or other developments have decreased demand and prospects for growth in the shipping industry and thereby could reduce revenue significantly. A decline in demand for commodities transported in drybulk carriers or an increase in supply of drybulk vessels could cause a further decline in charter rates, which could materially adversely affect our results of operations and financial condition. If we sell a vessel at a time when the market value of our vessels has fallen, the sale may be at less than the vessel’s carrying amount, resulting in a loss.
     The demand for vessels has generally been influenced by, among other factors:
•	global and regional economic conditions;

•	developments in international trade;

•	changes in seaborne and other transportation patterns, such as port congestion and canal closures;

•	weather and crop yields;

•	armed conflicts, acts of piracy and terrorist activities;

•	political developments; and

•	embargoes and strikes.
     The supply of vessel capacity has generally been influenced by, among other factors:
•	the number of vessels that are in or out of service;

•	the scrapping rate of older vessels;

•	port and canal traffic and congestion;

•	the number of newbuilding deliveries; and

•	vessel casualties.
The economic slowdown in the Asia Pacific region has markedly reduced demand for shipping services and has decreased shipping rates, which could adversely affect our results of operations and financial condition.
     Currently, China, Japan, other Pacific Asian economies and India are the main driving force behind the development in seaborne drybulk trades and the demand for drybulk carriers. Reduced demand from such economies has driven decreased rates and vessel values. A further negative change in economic conditions in any Asian Pacific country, but particularly in China or Japan, as well as India, may have a material adverse effect on our business, financial condition and results of operations, as well as our future prospects, by reducing demand and the resultant charter rates. In particular, in recent years, China has been one of the world’s fastest growing economies in terms of gross domestic product. Furthermore, the economic slowdown in the United States, the European Union, and other countries may deepen the economic slowdown in China, among others. While the introduction of a $586 billion economic stimulus package by the Chinese government was designed, in part, to increase consumer spending and reignite the steep growth China experienced before the recent downturn, it remains to be seen whether such a course of action by China will ultimately have the desired effect. Our financial condition and results of operations, as well as our future prospects, would likely be adversely affected by an economic downturn in any of these countries as such downturn would likely translate into reduced demand for shipping services and lower shipping rates industry-wide. As a result, our operating results would be further materially affected.
Disruptions in world financial markets and the resulting governmental action in the United States and in other parts of the world could have a material adverse impact on our ability to obtain financing required to expand our business through the acquisition of vessels or new businesses. Furthermore, such a disruption would adversely affect our results of operations, financial condition and cash flows, causing the market price of our common stock to decline.
     The United States and other parts of the world are exhibiting deteriorating economic trends and are currently in a recession. For example, the credit markets worldwide and in the U.S. have experienced significant contraction, de-leveraging and reduced liquidity, and the U.S. federal government, state governments and foreign governments have implemented and are considering a broad variety of governmental action and/or new regulation of the financial markets. Securities and futures markets and the credit markets are subject to comprehensive statutes, regulations and other requirements. The Securities and Exchange Commission, other regulators, self-regulatory organizations and exchanges are authorized to take extraordinary actions in the event of market emergencies, and may effect changes in law or interpretations of existing laws.

     A number of financial institutions have experienced serious financial difficulties and, in some cases, have entered bankruptcy proceedings or are in regulatory enforcement actions. The uncertainty surrounding the future of the credit markets in the U.S. and the rest of the world has resulted in reduced access to credit worldwide. Due to the fact that we intend to cover all or a portion of the cost of vessel acquisition with debt financing, such uncertainty, combined with restrictions imposed by our current debt may hamper our ability to finance vessel or new business acquisition.
     We face risks attendant to changes in economic environments, changes in interest rates, and instability in certain securities markets, among other factors. Major market disruptions and the current adverse changes in market conditions and regulatory climate in the U.S. and worldwide may adversely affect our business or impair our ability to borrow amounts under our existing credit facility or any future financial arrangements. The current market conditions may last longer than we anticipate. These developing economic and governmental factors may have a material adverse effect on our results of operations, financial condition or cash flows and could cause the price of our common stock to decline significantly.
When our charters contracts expire, we may not be able to successfully replace them.
     The process for concluding charters contracts and longer term time charters generally involves a lengthy and intensive screening and vetting process and the submission of competitive bids. In addition to the quality and suitability of the vessel, medium and longer term shipping contracts tend to be awarded based upon a variety of other factors relating to the vessel operator, including:
•	environmental, health and safety record;

•	compliance with regulatory industry standards;

•	reputation for customer service, technical and operating expertise;

•	shipping experience and quality of ship operations, including cost-effectiveness;

•	quality, experience and technical capability of crews;

•	the ability to finance vessels at competitive rates and overall financial stability;

•	relationships with shipyards and the ability to obtain suitable berths;

•	construction management experience, including the ability to procure on-time delivery of new vessels according to customer specifications;

•	willingness to accept operational risks pursuant to the charter, such as allowing termination of the charter for force majeure events; and

•	competitiveness of the bid in terms of overall price.
     As a result of these factors, when our charters contracts expire, we cannot assure you that we will be able to successfully replace them promptly or at all or at rates sufficient to allow us to operate our business profitably, to meet our obligations, including payment of debt service to our lenders, or to pay dividends. Our ability to renew the charter contracts on our vessels on the expiration or termination of our current charters, or, on vessels that we may acquire in the future, the charter rates payable under any replacement charter contracts, will depend upon, among other things, economic conditions in the sectors in which our vessels operate at that time and the financial sector, changes in the supply and demand for vessel capacity and changes in the supply and demand for the transportation of commodities as described above. However, if we are successful in employing our vessels under longer term time charters, our vessels will not be available for trading in the spot market during an upturn in the market cycle, when spot trading may be more profitable. If we cannot successfully employ our vessels in profitable charter contracts, our results of operations and operating cash flow could be materially adversely affected.

We may employ vessels on the spot market and thus expose ourselves to risk of losses based on short-term decreases in shipping rates.
     We periodically employ our some of vessels on a spot basis. The spot charter market is highly competitive and freight rates within this market are highly volatile, while longer-term charter contracts provide income at pre-determined rates over more extended periods of time. We cannot assure you that we will be successful in keeping our vessels fully employed in these short term markets, or that future spot rates will be sufficient to enable such vessels to be operated profitably. A significant decrease in spot market rates or our inability to fully employ our vessels by taking advantage of the spot market would result in a reduction of the incremental revenue received from spot chartering and adversely affect results of operations, including our profitability and cash flows, with the result that our ability to pay debt service and dividends could be impaired.
We are subject to certain credit risks with respect to our counterparties on contracts, and the failure of such counterparties to meet their obligations could cause us to suffer losses on such contracts and thereby decrease revenues.
     We charter-out our vessels to other parties, who pay us a daily rate of hire. We also enter into contracts of affreightment (“COAs”) pursuant to which we agree to carry cargoes, typically for industrial customers, who export or import drybulk cargoes. Additionally, we enter into FFAs, parts of which are traded over-the-counter. We also enter into spot market voyage contracts, where we are paid a rate per ton to carry a specified cargo on a specified route. The FFAs and these contracts and arrangements subject us to counterparty credit risks at various levels. If the counterparties fail to meet their obligations, we could suffer losses on such contracts which could materially adversely affect our financial condition and results of operations. In addition, after a charterer defaults on a time charter, we would have to enter into charters at lower rates. It is also possible that we would be unable to secure a charter at all. If we re-charter the vessel at lower rates, our financial condition and results of operations could be materially adversely affected.
     We have insured our charter-out contracts through a “AA+” rated governmental agency of a European Union member state, which provides that if the charterer goes into payment default, the insurer will reimburse us for the charter payments under the terms of the policy for the remaining term of the charter-out contract (subject to applicable deductibles and other customary limitations for insurance).
Trading and complementary hedging activities in freight, tonnage and Forward Freight Agreements (FFAs) subject us to trading risks, and we may suffer trading losses which could adversely affect our financial condition and results of operations.
     Due to drybulk shipping market volatility, success in this shipping industry requires constant adjustment of the balance between chartering-out vessels for long periods of time and trading them on a spot basis. A long-term contract to charter a vessel might lock us into a profitable or unprofitable situation depending on the direction of freight rates over the term of the contract. We seek to manage and mitigate that risk through trading and complementary hedging activities in freight, tonnage and forward freight agreements, or FFAs. We are exposed to market risk in relation to our FFAs and could suffer substantial losses from these activities in the event that our expectations are incorrect. We trade FFAs with an objective of both economically hedging the risk on the fleet, specific vessels or freight commitments and taking advantage of short-term fluctuations in market prices. There can be no assurance that we will be able at all times to successfully protect ourselves from volatility in the shipping market. We may not successfully mitigate our risks, leaving us exposed to unprofitable contracts, and may suffer trading losses resulting from these hedging activities.
     In our hedging and trading activities, we focus on short-term trading opportunities in which there are adequate liquidity in order to limit the risk we are taking. There can be no assurance we will be successful in limiting our risk, that significant price spikes will not result in significant losses, even on short term trades, that liquidity will be available for our positions, or that all trades will be done within our risk management policies. Any such risk could be significant. In addition, the performance of our trading activities can significantly increase the variability of our operating performance in any given period and could materially adversely affect our financial condition. The FFA market has experienced significant volatility in the past few years and, accordingly, recognition of the changes in the fair value of FFAs has caused, and could in the future cause significant volatility in earnings.
We are subject to certain operating risks, including vessel breakdowns or accidents, that could result in a loss of revenue from the affected vessels and which in turn could have an adverse effect on our results of operations or financial condition.
     Our exposure to operating risks of vessel breakdown and accidents mainly arises in the context of our owned vessels. The rest of our core fleet is chartered-in under time charters and, as a result, most operating risks relating to these time chartered vessels remain with their owners. If we pay hire on a chartered-in vessel at a lower rate than the rate of hire it receives from a sub-charterer to whom we have chartered out the vessel, a breakdown or loss of the vessel due to an operating risk suffered by the owner will, in all likelihood, result in our loss of the positive spread between the two rates of hire. Although we maintain insurance policies (subject to deductibles and exclusions) to cover us against the loss of such spread through the sinking or other loss of a chartered-in vessel, we cannot assure you that we will be covered under all circumstances or that such policies will be available in the future on commercially reasonable terms. Breakdowns or accidents involving our vessels and losses relating to chartered vessels which are not covered by insurance would result in a loss of revenue from the affected vessels adversely affecting our financial condition and results of operations.
We are subject to various laws, regulations and conventions, including environmental laws that could require significant expenditures both to maintain compliance with such laws and to pay for any uninsured environmental liabilities resulting from a spill or other environmental disaster.
     The shipping business and vessel operation are materially affected by government regulation in the form of international conventions, national, state and local laws, and regulations in force in the jurisdictions in which vessels operate, as well as in the country or countries of their registration. Because such conventions, laws and regulations are often revised, we cannot predict the ultimate cost of complying with such conventions, laws and regulations, or the impact thereof on the fair market price or useful life of our vessels. Changes in governmental regulations, safety or other equipment standards, as well as compliance with standards imposed by maritime self-regulatory organizations and customer requirements or competition, may require us to make capital and other expenditures. In order to satisfy any such requirements, we may be required to take any of our vessels out of service for extended periods of time, with corresponding losses of revenues. In the future, market conditions may not justify these expenditures or enable us to operate our vessels, particularly older vessels, profitably during the remainder of their economic lives. This could lead to significant asset write-downs. Additional conventions, laws and regulations may be adopted that could limit our ability to do business, require capital expenditures or otherwise increase our cost of doing business, which may materially adversely affect our operations, as well as the shipping industry generally. In various jurisdictions, legislation has been enacted or is under consideration that would impose more stringent requirements on air pollution and other ship emissions, including emissions of greenhouse gases and ballast water discharged from vessels. We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to our operations.
     Additional conventions, laws and regulations may be adopted that could limit our ability to do business, require capital expenditures or otherwise increase our cost of doing business, which may materially adversely affect our operations, as well as the shipping industry generally. For example, in various jurisdictions legislation has been enacted, or is under consideration that would impose more stringent requirements on air pollution and other ship emissions, including emissions of greenhouse gases and ballast water discharged from vessels. We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to our operations.
     The operation of vessels is also affected by the requirements set forth in the International Safety Management Code (“ISM”). The ISM Code requires ship owners and bareboat charterers to develop and maintain an extensive safety management system that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe vessel operation and describing procedures for dealing with emergencies. Non-compliance with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels, and may result in a denial of access to, or detention in, certain ports. For example, the United States Coast Guard and European Union authorities have indicated that vessels not in compliance with the ISM Code will be prohibited from trading in ports in the United States and European Union. Currently, each of the vessels in our owned fleet is ISM Code-certified. However, there can be no assurance that such certification will be maintained indefinitely.
     For all vessels, including those operated under our fleet, international liability for oil pollution is currently governed by the International Convention on Civil Liability for Bunker Oil Pollution Damage, or the “Bunker Convention”, adopted by the International Maritime Organization (“IMO”) in 2001. The Bunker Convention imposes strict liability on ship owners for pollution damage in jurisdictional waters of ratifying states caused by discharges of “bunker oil.” The Bunker Convention defines “bunker oil” as “any hydrocarbon mineral oil, including lubricating oil, used or intended to be used for the operation or propulsion of the ship, and any residues of such oil.” The Bunker Convention requires registered owners of ships over a certain size to maintain insurance for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime (but not exceeding the amount calculated in accordance with the Convention on Limitation of Liability for Maritime Claims of 1976, as amended, referred to herein as the 1976 Convention). The Bunker Convention became effective on November 21, 2008, and by early 2010 it was in effect in 47 states. In other jurisdictions, liability for spills or releases of oil from ships’ bunkers continues to be determined by the national or other domestic laws in the jurisdiction where the events or damages occur.
     Apart from the drybulk vessels in our fleet, our subsidiary Navios South American Logistics, Inc. (“Navios Logistics”), acquires and operates tankers, which in certain circumstances may be subject to national and international laws governing pollution from such vessels. When a tanker is carrying a cargo of “persistent oil’’ as defined by the Civil Liability Convention 1992 (CLC) her owner bears strict liability for any pollution damage caused in a contracting state by an escape or discharge from her cargo or from her bunker tanks. This liability is subject to a financial limit calculated by reference to the tonnage of the ship, and the right to limit liability may be lost if the spill is caused by the shipowner’s intentional or reckless conduct. Liability may also be incurred under CLC for a bunker spill from the vessel even when she is not carrying such a cargo, but is in ballast.
     When a tanker is carrying clean oil products which do not constitute “persistent oil’’ for the purposes of CLC, liability for any pollution damage will generally fall outside the Bunker Convention and will depend on national or other domestic laws in the jurisdiction where the spillage occurs. The same applies to any pollution from the vessel in a jurisdiction which is not a party to the Bunker Convention. The Bunker Convention applies in over 100 states around the world, but it does not apply in the United States of America, where the corresponding liability laws are noted for being particularly stringent.
     Environmental legislation in the United States merits particular mention as it is in many respects more onerous than international laws, representing a high-water mark of regulation with which ship owners and operators must comply, and of liability likely to be incurred in the event of non-compliance or an incident causing pollution. Additionally, pursuant to the federal laws, each state may enact more stringent regulations, thus subjecting ship owners to dual liability. Notably, California has adopted regulations that parallel most, if not all of the federal regulations explained below. We intend to comply with all applicable state regulations in the ports where our vessels call.
     U.S. federal legislation, including notably the Oil Pollution Act of 1990, or the OPA, establishes an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills, including bunker oil spills from drybulk vessels as well as cargo or bunker oil spills from tankers. The OPA affects all owners and operators whose vessels trade in the United States, its territories and possessions or whose vessels operate in United States waters, which includes the United States’ territorial sea and its 200 nautical mile exclusive economic zone. Under the OPA, vessel owners, operators and bareboat charterers are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or substantial threats of discharges, of oil from their vessels. In addition to potential liability under the OPA as the relevant federal legislation, vessel owners may in some instances incur liability on an even more stringent basis under state law in the particular state where the spillage occurred.
     Outside of the United States, other national laws generally provide for the owner to bear strict liability for pollution, subject to a right to limit liability under applicable national or international regimes for limitation of liability. The most widely applicable international regime limiting maritime pollution liability is the 1976 Convention referred to above. Rights to limit liability under the 1976 Convention are forfeited when a spill is caused by a shipowner’s intentional or reckless conduct. Certain states have ratified the IMO’s 1996 Protocol to the 1976 Convention referred to herein as the 1996 LLMC Protocol. The 1996 LLMC Protocol provides for substantially higher the liability limits to apply in those jurisdictions than the limits set forth in the 1976 Convention. Finally, some jurisdictions are not a party to either the 1976 Convention or the 1996 LLMC Protocol, and, therefore, a shipowner’s rights to limit liability for maritime pollution in such jurisdictions may be uncertain.
     In some areas of regulation the EU has introduced new laws without attempting to procure a corresponding amendment of international law. Notably it adopted in 2005 a directive on ship-source pollution, imposing criminal sanctions for pollution not only where this is caused by intent or recklessness (which would be an offence under the International Convention for the Prevention of Pollution from Ships, or MARPOL), but also where it is caused by “serious negligence”. The directive could therefore result in criminal liability being incurred in circumstances where it would not be incurred under international law. Experience has shown that in the emotive atmosphere often associated with pollution incidents, retributive attitudes towards ship interests have found expression in negligence being alleged by prosecutors and found by courts on grounds which the international maritime community has found hard to understand. Moreover, there is skepticism that the notion of “serious negligence” is likely to prove any narrower in practice than ordinary negligence. Criminal liability for a pollution incident could not only result in us incurring substantial penalties or fines, but may also, in some jurisdictions, facilitate civil liability claims for greater compensation than would otherwise have been payable.
     We currently maintain, for each of our owned vessels, insurance coverage against pollution liability risks in the amount of $1.0 billion per incident. The insured risks include penalties and fines as well as civil liabilities and expenses resulting from accidental pollution. However, this insurance coverage is subject to exclusions, deductibles and other terms and conditions. If any liabilities or expenses fall within an exclusion from coverage, or if damages from a catastrophic incident exceed the $1.0 billion limitation of coverage per incident, our cash flow, profitability and financial position could be adversely impacted.
Capital expenditures and other costs necessary to operate and maintain our vessels may increase due to changes in governmental regulations, safety or other equipment standards.
     Changes in governmental regulations, safety or other equipment standards, as well as compliance with standards imposed by maritime self-regulatory organizations and customer requirements or competition, may require us to make capital and other expenditures. For example, if governmental authorities or independent classification societies that inspect the hull and machinery of commercial ships to assess compliance with minimum criteria as set by national and international regulations enact new standards, we may be required to make significant expenditures for alterations of the addition of new equipment. In order to satisfy any such requirements, we may be required to take our vessels out of service for extended periods of time, with corresponding losses of revenues. In the future, market conditions may not justify these expenditures or enable us to operate our vessels, particularly older vessels, profitably during the remainder of their economic lives. This could lead to significant asset write-downs.

We are subject to vessel security regulations and will incur costs to comply with recently adopted regulations and may be subject to costs to comply with similar regulations which may be adopted in the future in response to terrorism.
     Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the Maritime Transportation Security Act of 2002, or MTSA, came into effect. To implement certain portions of the MTSA, in July 2003, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. Similarly, in December 2002, amendments to SOLAS, created a new chapter of the convention dealing specifically with maritime security. The new chapter went into effect in July 2004, and imposes various detailed security obligations on vessels and port authorities, most of which are contained in the newly created International Ship and Port Facilities Security, or ISPS Code. Among the various requirements are:
•	on-board installation of automatic information systems, or AIS, to enhance vessel-to-vessel and vessel-to-shore communications;

•	on-board installation of ship security alert systems;

•	the development of vessel security plans; and

•	compliance with flag state security certification requirements.
     Furthermore, additional security measures could be required in the future which could have a significant financial impact on us. The U.S. Coast Guard regulations, intended to be aligned with international maritime security standards, exempt non-U.S. vessels from MTSA vessel security measures, provided such vessels have on board, a valid International Ship Security Certificate, or ISSC, that attests to the vessel’s compliance with SOLAS security requirements and the ISPS Code. We have implemented the various security measures addressed by the MTSA, SOLAS and the ISPS Code and take measures for our vessels to attain compliance with all applicable security requirements within the prescribed time periods. Although management does not believe these additional requirements will have a material financial impact on our operations, there can be no assurance that there will not be an interruption in operations to bring vessels into compliance with the applicable requirements and any such interruption, could cause a decrease in charter revenues.
Acts of piracy on ocean-going vessels have increased recently in frequency and magnitude, which could adversely affect our business.
     The shipping industry has historically been affected by acts of piracy in regions such as the South China Sea and the Gulf of Aden. In 2008 and continuing through 2009, acts of piracy saw a steep rise, particularly off the coast of Somalia in the Gulf of Aden. One of the most significant examples of the increase in piracy came in November 2008 when the M/V Sirius Star, a crude oil tanker which was not affiliated with us, was captured by pirates in the Indian Ocean while carrying crude oil estimated to be worth approximately $100 million. In December 2009, the M/V Navios Apollon, a vessel owned by our affiliate, Navios Partners, was seized by pirates 800 miles off the coast of Somalia while transporting fertilizer from Tampa, Florida to Rozi, India. The Navios Apollon was released on February 27, 2010. As these piracy attacks result in regions (in which our vessels are deployed) being characterized by insurers as “war risk” zones or Joint War Committee (JWC) “war and strikes” listed areas, premiums payable for such insurance coverage could increase significantly and such insurance coverage may be more difficult to obtain. Crew costs, including those due to employing onboard security guards, could increase in such circumstances. In addition, while we believe the charterer remains liable for charter payments when a vessel is seized by pirates, the charterer may dispute this and withhold charter hire until the vessel is released. A charterer may also claim that a vessel seized by pirates was not “on-hire” for a certain number of days and it is therefore entitled to cancel the charter party, a claim that we would dispute. We may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, detention hijacking as a result of an act of piracy against our vessels, or an increase in cost, or unavailability of insurance for our vessels, could have a material adverse impact on our business, financial condition, results of operations and cash flows. Acts of piracy on ocean-going vessels have recently increased in frequency, which could adversely affect our business and operations.
Our operations expose us to global political risks, such as wars and political instability that may interfere with the operation of our vessels and thereby cause a decrease in revenues from such vessels.
     We are an international company and primarily conduct our operations outside the United States. Changing economic, political and governmental conditions in the countries where we are engaged in business or where our vessels are registered will affect us. In the past, political conflicts, particularly in the Persian Gulf, resulted in attacks on vessels, mining of waterways and other efforts to disrupt shipping in the area. For example, in October 2002, the vessel Limburg, which was not affiliated with us, was attacked by terrorists in Yemen. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea. Following the terrorist attack in New York City on September 11, 2001, and the military response of the United States, the likelihood of future acts of terrorism may increase, and our vessels may face higher risks of being attacked in the Middle East region and interruption of operations causing a decrease in revenues. In addition, future hostilities or other political instability in regions where our vessels trade could affect our trade patterns and adversely affect our operations by causing delays in shipping on certain routes or making shipping impossible on such routes, thereby causing a decrease in revenues.
     A government could requisition title or seize our vessels during a war or national emergency. Requisition of title occurs when a government takes a vessel and becomes its owner. A government could also requisition our vessels for hire, which would result in the government taking control of a vessel and effectively becoming the charterer at a dictated charter rate. Requisition of one or more of our vessels would have a substantial negative effect on us as we would potentially lose all revenues and earnings from the requisitioned vessels and permanently lose the vessels. Such losses might be partially offset if the requisitioning government compensated us for the requisition.
A failure to pass inspection by classification societies could result in one or more vessels being unemployable unless and until they pass inspection, resulting in a loss of revenues from such vessels for that period and a corresponding decrease in operating cash flows.
     The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the United Nations Safety of Life at Sea Convention (“SOLAS”). Navios Holdings’ owned fleet is currently enrolled with Lloyd’s Register of Shipping, Nippon Kaiji Kiokai, Bureau Veritas and American Bureau of Shipping.
     A vessel must undergo an annual survey, or “Annual Survey”, an intermediate survey, or “Intermediate Survey” and a special survey, or “Special Survey”. In lieu of a Special Survey, a vessel’s machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Navios Holdings’ vessels are on Special Survey cycles for hull inspection and continuous survey cycles for machinery inspection. Every vessel is also required to be dry docked every two to three years for inspection of the underwater parts of such vessel.
     If any vessel fails any Annual Survey, Intermediate Survey, or Special Survey, the vessel may be unable to trade between ports and, therefore, would be unemployable, potentially causing a negative impact on Navios Holdings’ revenues due to the loss of revenues from such vessel until it was able to trade again.
Vessels may suffer damage and we may face unexpected dry docking costs, which could affect our cash flow and financial condition.
     If our owned vessels suffer damage, they may need to be repaired at a dry docking facility. The costs of dry dock repairs are unpredictable and can be substantial. We may have to pay dry docking costs that insurance does not cover. The loss of earnings while these vessels are being repaired and repositioned, as well as the actual cost of these repairs, could decrease our revenues and earnings substantially, particularly if a number of vessels are damaged or dry docked at the same time.
Rising crew costs may adversely affect our profits.
     Crew costs are a significant expense for us. Recently, the limited supply of and increased demand for well-qualified crew, due to the increase in the size of the global shipping fleet, has created upward pressure on crewing costs, which we generally bear under our period time and spot charters. Increases in crew costs may adversely affect our profitability.
The shipping industry has inherent operational risks that may not be adequately covered by our insurance.
     The operation of ocean-going vessels in international trade is inherently risky. Although we carry insurance for our fleet covering risks commonly insured against by vessel owners and operators, such as hull and machinery insurance, war risks insurance and protection and indemnity insurance (which include environmental damage and pollution insurance), all risks may not be adequately insured against, and any particular claim may not be paid. We do not currently maintain off-hire insurance, which would cover the loss of revenue during extended vessel off-hire periods, such as those that occur during an unscheduled dry docking due to damage to the vessel from accidents. Accordingly, any extended vessel off-hire, due to an accident or otherwise, could have a material adverse effect on our business. Any claims covered by insurance would be subject to deductibles, and since it is possible that a large number of claims may be brought, the aggregate amount of these deductibles could be material.
     We may be unable to procure adequate insurance coverage at commercially reasonable rates in the future. For example, more stringent environmental regulations have led in the past to increased costs for, and in the future may result in the lack of availability of, insurance against risks of environmental damage or pollution. A catastrophic oil spill or marine disaster could exceed our insurance coverage, which could harm our business, financial condition and operating results. Changes in the insurance markets attributable to terrorist attacks may also make certain types of insurance more difficult for us to obtain. In addition, the insurance that may be available to us in the future may be significantly more expensive than our existing coverage.
     Even if our insurance coverage is adequate to cover our losses, we may not be able to timely obtain a replacement vessel in the event of a loss. Furthermore, in the future, we may not be able to obtain adequate insurance coverage at reasonable rates for our fleet. Our insurance policies also contain deductibles, limitations and exclusions which can result in significant increased overall costs to us.
Because we obtain some of our insurance through protection and indemnity associations, we may also be subject to calls, or premiums, in amounts based not only on our own claim records, but also on the claim records of all other members of the protection and indemnity associations.
     We may be subject to calls, or premiums, in amounts based not only on our claim records but also on the claim records of all other members of the protection and indemnity associations through which we receive insurance coverage for tort liability, including pollution-related liability. Our payment of these calls could result in significant expenses to us, which could have a material adverse effect on our business, results of operations and financial condition and our ability to pay interest on, or the principal of, the senior notes.
Maritime claimants could arrest our vessels, which could interrupt our cash flow.
     Crew members, suppliers of goods and services to a vessel, shippers of cargo, and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages against such vessel. In many jurisdictions, a maritime lien holder may enforce its lien by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could interrupt our cash flow and require us to pay large sums of funds to have the arrest lifted. We are not currently aware of the existence of any such maritime lien on our vessels.
     In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could try to assert “sister ship” liability against one vessel in our fleet for claims relating to another ship in the fleet.
The risks and costs associated with vessels increase as the vessels age.
     The costs to operate and maintain a vessel in operation increase with the age of the vessel. The average age of the vessels in our fleet is 4.5 years, and most drybulk vessels have an expected life of approximately 25 years. In some instances, charterers prefer newer vessels that are more fuel efficient than older vessels. Cargo insurance rates also increase with the age of a vessel, making older vessels less desirable to charterers as well. Governmental regulations, safety or other equipment standards related to the age of the vessels may require expenditures for alterations or the addition of new equipment to our vessels and may restrict the type of activities in which these vessels may engage. We cannot assure you that, as our vessels age, market conditions will justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives. If we sell vessels, we may have to sell them at a loss, and if charterers no longer charter out vessels due to their age, our earnings could be materially adversely affected.
As we expand our business, we may have difficulty managing our growth, which could increase expenses.
     We have significantly grown our fleet and business since August 2005. We intend to continue to grow our fleet, either through purchases of additional vessels, through chartered-in vessels or through business acquisitions. The addition of vessels to our fleet or the acquisition of new businesses will impose significant additional responsibilities on our management and staff, and may require us to increase the number of our personnel. We will also have to increase our customer base to provide continued employment for the new vessels. Our growth will depend on:
•	locating and acquiring suitable vessels;

•	identifying and consummating acquisitions or joint ventures;

•	integrating any acquired business successfully with our existing operations;

•	enhancing our customer base;

•	managing our expansion; and

•	obtaining required financing.
Unrealized losses of “available for sale” securities may negatively affect our results of operations in the future.
     As part of the consideration received from the sale of the Navios Hope to Navios Maritime Partners L.P. (“Navios Partners”) in July 2008, the Company received 3,131,415 common units of Navios Partners (14.4% of the then outstanding units of Navios Partners), which are accounted for under guidance for available-for-sale securities (the “AFS Securities”). Accordingly, unrealized gains and losses on these securities are reflected directly in equity unless an unrealized loss is considered “other-than-temporary,” in which case it is transferred to the statement of income. The Company has no other types of available for sale securities.
     As of December 31, 2009 and 2008, the carrying amounts of the AFS Securities were $46.3 million and $22.4 million, respectively, and the unrealized holding gains/(losses) related to these AFS Securities included in “Accumulated Other Comprehensive Income/ (Loss)” were $15.2 million and $(22.6 million), for the years ended December 31, 2009 and 2008. On June 30, 2009, respectively, the Company recognized in earnings realized losses amounting to $13.8 million following the common unit’s market value being less than their acquisition price for a consecutive period of 12 months. Therefore, this decline was considered as other-than-temporary impairment (“OTTI”). Management evaluates securities for OTTI on a quarterly basis. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the investee, and (3) the intent and ability of the Company to retain its investment in the investee for a period of time sufficient to allow for any anticipated recovery in fair value.
     As of December 31, 2009, market valuation of these securities has increased. If the fair value of these AFS Securities declines below their June 30, 2009 value and our OTTI analysis indicates such write down to be necessary, the potential future impairment charges may have a material adverse impact on our results of operations in the period recognized.
Any drought or significant decline in production of soybeans or other agricultural products in the Hidrovia region, including any possible effects of climate change, or any significant change affecting the navigability of certain rivers in the region, would have an adverse effect on our Navios Logistics business.
     A significant portion of our Navios Logistics business is derived from transportation of soybeans and other agricultural products produced in the Hidrovia region. Any drought or other adverse weather conditions, such as floods, including any possible effects of climate change, could result in a decline in production of these products which would likely result in a reduction in demand for our services. This would, in turn, negatively impact our results of operations and financial condition. Further, most of the operations in our Navios Logistics business occur on the Parana and Paraguay Rivers, and any changes adversely affecting navigability of either of these rivers, such as changes in the depth of the water or the width of the navigable channel, could, in the short term, reduce or limit our ability to effectively transport cargo on the rivers.
     A prolonged drought or other turn of events that is perceived by the market to have an impact on the region, including any possible effects of climate change, the navigability of the Parana or Paraguay Rivers or our Navios Logistics business in general may, in the short term, result in a reduction in the market value of the barges and push boats that we operate in the region. These barges and push boats are designed to operate in wide and relatively calm rivers, of which there are only a few in the world. If it becomes difficult or impossible to operate profitably our barges and push boats in the Hidrovia region and we are forced to sell them to a third party located outside of the region, there is a limited market in which we would be able to sell these vessels, and accordingly we may be forced to sell them at a substantial loss.
     Growing any business by acquisition presents numerous risks such as undisclosed liabilities and obligations, difficulty in obtaining additional qualified personnel, and managing relationships with customers and suppliers and integrating newly acquired operations into existing infrastructures. We cannot give any assurance that we will be successful in executing our growth plans or that we will not incur significant expenses and losses in connection therewith or that our acquisitions will perform as expected, which would adversely affect our results of operations and financial condition.
The operation of our ocean-going vessels and Navios Logistics’ fleet entails the possibility of marine disasters including damage or destruction of the vessel due to accident, the loss of a vessel due to piracy or terrorism, damage or destruction of cargo and similar events that may cause a loss of revenue from affected vessels and could damage our business reputation, which may in turn lead to loss of business.
     The operation of our ocean-going vessels and Navios Logistics’ fleet entails certain inherent risks that may adversely affect our business and reputation, including:
•	damage or destruction of a vessel due to marine disaster such as a collision;

•	the loss of a vessel due to piracy or terrorism;

•	cargo and property losses or damage as a result of the foregoing or less drastic causes such as human error, mechanical failure and bad weather;

•	environmental accidents as a result of the foregoing; and

•	business interruptions and delivery delays caused by mechanical failure, human error, war, acts of piracy, terrorism, political action in various countries, labor strikes or adverse weather conditions.
     Any of these circumstances or events could substantially increase our costs. For example, the costs of replacing a vessel or cleaning up a spill could substantially lower its revenues by taking vessels out of operation permanently or for periods of time. The involvement of our vessels in a disaster or delays in delivery or damages or loss of cargo may harm our reputation as a safe and reliable vessel operator and could cause us to lose business.
Accidents or operational disruptions in connection with loading, discharging or transiting the rivers in our Navios Logistics business could adversely affect our operations and revenues.
     Our Navios Logistics business is dependent, in part, upon being able to timely and effectively transit the rivers and load and discharge cargoes. Any accidents or operational disruptions to ports, terminals, bridges or the lock on the high Parana River could adversely affect our operations and our revenues in our Navios Logistics business.
Although we have longstanding relationships with certain Japanese ship owners who provide us access to very competitive contracts, we cannot assure you that we will always be able to maintain such relationships or that such contracts will continue to be available in the future.
     We have longstanding relationships with certain Japanese ship owners that give us access to time charters that are currently at favorable rates and which, in some cases, include options to purchase the vessels at favorable prices relative to the current market. We cannot assure you that we will have such relationships indefinitely. In addition, there is no assurance that Japanese ship owners will generally make contracts available on the same or substantially similar terms in the future.
Our Chairman and Chief Executive Officer holds approximately 23% of our common stock and will be able to exert considerable influence over our actions; her failure to own a significant amount of our common stock or to be our Chief Executive Officer would constitute a default under our secured credit facilities.
     Ms. Angeliki Frangou owns approximately 23% of the outstanding shares of our common stock, and has filed a Schedule 13D indicating that she intends, subject to market conditions, to purchase $20 million of our common stock (as of December 31, 2009, she has purchased approximately $10 million in value of our common stock). As the Chairman, Chief Executive Officer and a significant stockholder, she has the power to exert considerable influence over our actions and the outcome of matters on which our stockholders are entitled to vote including the election of directors and other significant corporate actions. The interests of Ms. Frangou may be different from your interests. Furthermore, if Ms. Frangou ceases to hold a minimum of 20% of our common stock does not remain actively involved in the business or ceases to be our Chief Executive Officer, then we will be in default under our secured credit facilities.
The loss of key members of our senior management team could disrupt the management of our business.
     We believe that our success depends on the continued contributions of the members of our senior management team, including Ms. Angeliki Frangou, our Chairman, Chief Executive Officer and principal stockholder. The loss of the services of Ms. Frangou or one of our other executive officers or senior management members could impair our ability to identify and secure new charter contracts, to maintain good customer relations and to otherwise manage our business, which could have a material adverse effect on our financial performance and our ability to compete.

Certain of our directors, officers, and principal stockholders are affiliated with entities engaged in business activities similar to those conducted by us which may compete directly with us, causing such persons to have conflicts of interest.
     Some of our directors, officers and principal stockholders have affiliations with entities that have similar business activities to those conducted by us. Certain of our directors are also directors of other shipping companies and they may enter similar businesses in the future. These other affiliations and business activities may give rise to certain conflicts of interest in the course of such individuals’ affiliation with us. Although we do not prevent our directors, officers and principal stockholders from having such affiliations, we use our best efforts to cause such individuals to comply with all applicable laws and regulations in addressing such conflicts of interest. Our officers and employee directors devote their full time and attention to our ongoing operations, and our non-employee directors devote such time as is necessary and required to satisfy their duties as directors of a public company.
Because we generate all of our revenues in U.S. dollars but incur a portion of our expenses in other currencies, exchange rate fluctuations could cause us to suffer exchange rate losses, thereby increasing expenses and reducing income.
     We engage in worldwide commerce with a variety of entities. Although our operations may expose us to certain levels of foreign currency risk, our transactions are predominantly U.S. dollar-denominated at the present. Additionally, our South American subsidiaries transact a nominal amount of their operations in Uruguayan pesos, Paraguayan Guaranies, Argentinean pesos and Brazilian Reales, whereas our wholly-owned vessel subsidiaries and the vessel management subsidiary transact a nominal amount of their operations in Euros; however, all of the subsidiaries’ primary cash flows are U.S. dollar-denominated. In 2009, approximately 6.9% of our expenses were incurred in currencies other than U.S. dollars. Transactions in currencies other than the functional currency are translated at the exchange rate in effect at the date of each transaction. Expenses incurred in foreign currencies against which the U.S. dollar falls in value can increase, thereby decreasing our income. For example, for the year ended December 31, 2009, the value of the U.S. dollar decreased by approximately 2.7% as compared to the Euro. A greater percentage of our transactions and expenses in the future may be denominated in currencies other than U.S. dollar. As part of our overall risk management policy, we attempt to hedge these risks in exchange rate fluctuations from time to time. We may not always be successful in such hedging activities and, as a result, our operating results could suffer as a result of non-hedged losses incurred as a result of exchange rate fluctuations.
The smuggling of drugs or other contraband onto our vessels may lead to governmental claims against us.
     We expect that our vessels will call in ports in South America and other areas where smugglers attempt to hide drugs and other contraband on vessels, with or without the knowledge of crew members. To the extent our vessels are found with contraband, whether inside or attached to the hull of our vessel and whether with or without the knowledge of any of our crew, we may face governmental or other regulatory claims which could have an adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.
Risks Relating to Our Debt
We have substantial debt, which could adversely affect our financial health and our ability to obtain financing in the future, react to changes in our business and make payments under the notes.
     As of December 31, 2009, we had $1,622.7 million in aggregate principal amount of debt outstanding of which $1,271.9 was secured. We also have up to $101.0 million available to us to be used for general corporate purposes under our existing and new credit facilities. We may increase the amount of our indebtedness in the future which would further exacerbate the risks listed below.
     Our substantial debt could have important consequences to holders of our common stock. Because of our substantial debt:

•	our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, vessel or other acquisitions or general corporate purposes and our ability to satisfy our obligations with respect to our debt may be impaired in the future;

•	a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for other purposes;

•	we will be exposed to the risk of increased interest rates because our borrowings under our senior secured credit facility will be at variable rates of interest;

•	it may be more difficult for us to satisfy our obligations to our lenders, resulting in possible defaults on and acceleration of such indebtedness;

•	we may be more vulnerable to general adverse economic and industry conditions;

•	we may be at a competitive disadvantage compared to our competitors with less debt or comparable debt at more favorable interest rates and, as a result, we may not be better positioned to withstand economic downturns;

•	our ability to refinance indebtedness may be limited or the associated costs may increase; and

•	our flexibility to adjust to changing market conditions and ability to withstand competitive pressures could be limited, or we may be prevented from carrying out capital expenditures that are necessary or important to our growth strategy and efforts to improve operating margins or our business.
Despite our current indebtedness levels, we and our subsidiaries may be able to incur substantially more debt, including secured debt. This could further exacerbate the risks associated with our substantial indebtedness.
     We and our subsidiaries may be able to incur substantial additional indebtedness in the future as the terms of the indenture governing our 9.5% senior notes due 2014, or the “senior notes” and the terms of the new indenture governing our 8.875% first priority ship mortgage notes due 2017, or the “ship mortgage notes”, do not fully prohibit us or our subsidiaries from doing so. If new debt is added to our current debt levels, the related risks that we now face would increase and we may not be able to meet all of our debt obligations, including the repayment of the senior notes.
The agreements and instruments governing our debt will contain restrictions and limitations that could significantly impact our ability to operate our business.
     Our secured credit facilities and our indenture impose certain operating and financial restrictions on us. These restrictions may limit our ability to:
•	incur or guarantee additional indebtedness;

•	create liens on our assets;

•	make new investments;

•	engage in mergers and acquisitions;

•	pay dividends or redeem capital stock;

•	make capital expenditures;

•	engage in certain FFA trading activities;

•	change the flag, class or commercial and technical management of our vessels;

•	enter into long term charter arrangements without the consent of the lender; and

•	sell any of our vessels.

     Therefore, we will need to seek permission from our lenders in order to engage in some corporate and commercial actions that we believe would be in the best interest of our business, and a denial of permission may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted. Our lenders’ interests may be different from our interests or those of our holders of common stock, and we cannot guarantee that we will be able to obtain our lenders’ permission when needed. This may prevent us from taking actions that are in our or our stockholders best interests. Any future credit agreements may include similar or more restrictive restrictions.
Our ability to generate the significant amount of cash needed to pay interest and principal and otherwise service our debt and our ability to refinance all or a portion of our indebtedness or obtain additional financing depend on multiple factors, many of which may be beyond our control.
     Our ability to make scheduled payments on or to refinance our obligations under our debt will depend on our financial and operating performance, which, in turn, will be subject to prevailing economic and competitive conditions and to the financial and business factors, many of which may be beyond our control.
     We will use cash to pay the principal and interest on our debt. These payments limit funds otherwise available for working capital, capital expenditures, vessel acquisitions and other purposes. As a result of these obligations, our current liabilities may exceed our current assets. We may need to take on additional debt as we expand our fleet, which could increase our ratio of debt to equity. The need to service our debt may limit funds available for other purposes, and our inability to service debt in the future could lead to acceleration of our debt and foreclosure on our owned vessels.
We may be unable to raise funds necessary to finance the change of control repurchase offer required by the indenture governing our outstanding notes and our secured credit facilities.
     The indenture governing the senior notes, the ship mortgage notes and our secured credit facilities contain certain change of control provisions. If we experience specified changes of control under the senior notes, we will be required to make an offer to repurchase all of our outstanding notes (unless otherwise redeemed) at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the repurchase date. The occurrence of specified events that would constitute a change of control will constitute a default under our secured credit facilities. In the event of a change of control, we cannot assure you that we would have sufficient assets to satisfy all of our obligations under our secured credit facilities and the senior notes, including but not limited to repaying all indebtedness outstanding under our secured credit facilities or repurchasing the senior notes.
An increase in interest rates would increase the cost of servicing our debt and could reduce our profitability.
     The debt under our secured credit facilities bears interest at variable rates. We may also incur indebtedness in the future with variable interest rates. As a result, an increase in market interest rates would increase the cost of servicing our debt and could materially reduce our profitability and cash flows. The impact of such an increase would be more significant for us than it would be for some other companies because of our substantial debt.
If the recent volatility in LIBOR continues, it could affect our profitability, earnings and cash flow.
     LIBOR has recently been volatile, with the spread between LIBOR and the prime lending rate widening significantly at times. These conditions are the result of the recent disruptions in the international credit markets. Because the interest rates borne by our outstanding indebtedness fluctuate with changes in LIBOR, if this volatility were to continue, it would affect the amount of interest payable on our debt, which in turn, could have an adverse effect on our profitability, earnings and cash flow.

     Furthermore, interest in most loan agreements in our industry has been based on published LIBOR rates. Recently, however, lenders have insisted on provisions that entitle the lenders, in their discretion, to replace published LIBOR as the base for the interest calculation with their cost-of-funds rate. Such provisions could significantly increase our lending costs, which would have an adverse effect on our profitability, earnings and cash flow.
The market values of our vessels, which have declined from historically high levels, may fluctuate significantly, which could cause us to breach covenants in our credit facilities and result in the foreclosure of our mortgaged vessels.
     Factors that influence vessel values include:
•	number of newbuilding deliveries;

•	changes in environmental and other regulations that may limit the useful life of vessels;

•	changes in global drybulk commodity supply;

•	types and sizes of vessels;

•	development of and increase in use of other modes of transportation;

•	cost of vessel acquisitions;

•	cost of newbuilding vessels;

•	governmental or other regulations;

•	prevailing level of charter rates; and

•	general economic and market conditions affecting the shipping industry.
     If the market values of our owned vessels decrease, we may breach covenants contained in our secured credit facilities. If we breach such covenants and are unable to remedy any relevant breach, our lenders could accelerate our debt and foreclose on the collateral, including our vessels. Any loss of vessels would significantly decrease our ability to generate positive cash flow from operations and, therefore, service our debt. In addition, if the book value of a vessel is impaired due to unfavorable market conditions, or a vessel is sold at a price below its book value, we would incur a loss.
We may require additional financing to acquire vessels or business or to exercise vessel purchase options, and such financing may not be available.
     In the future, we may be required to make substantial cash outlays to exercise options or to acquire vessels or business and will need additional financing to cover all or a portion of the purchase prices. We intend to cover the cost of such items with new debt collateralized by the vessels to be acquired, if applicable, but there can be no assurance that we will generate sufficient cash or that debt financing will be available. Moreover, the covenants in our senior secured credit facility, the indenture or other debt, may make it more difficult to obtain such financing by imposing restrictions on what we can offer as collateral.
We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law.
     Our corporate affairs are governed by our amended and restated articles of incorporation and by-laws and by the Marshall Islands Business Corporations Act, or BCA. The provisions of the BCA are intended to resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the law of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain U.S. jurisdictions. Stockholder rights may differ as well. The BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions. Accordingly, you may have more difficulty protecting your interests in the face of actions by management, directors or controlling stockholders than you would in the case of a corporation incorporated in the State of Delaware or other U.S. jurisdictions.
We, and certain of our officers and directors, may be difficult to serve with process as we are incorporated in the Republic of the Marshall Islands and such persons may reside outside of the United States.
     We are a corporation organized under the laws of the Republic of the Marshall Islands. Several of our directors and officers are residents of Greece or other non-U.S. jurisdictions. Substantial portions of the assets of these persons are located in Greece or other non-U.S. jurisdictions. Thus, it may not be possible for investors to affect service of process upon us, or our non-U.S. directors or officers, or to enforce any judgment obtained against these persons in U.S. courts. Also, it may not be possible to enforce U.S. securities laws or judgments obtained in U.S. courts against these persons in a non-U.S. jurisdiction.
Being a foreign private issuer exempts us from certain Securities and Exchange Commission requirements.
     We are a foreign private issuer within the meaning of rules promulgated under the Securities Exchange Act of 1934, or the Exchange Act. As such, we are exempt from certain provisions applicable to United States public companies including:
•	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•	the provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information; and

•	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction (i.e., a purchase and sale, or sale and purchase, of the issuer’s equity securities within less than six months).
     Because of these exemptions, investors are not afforded the same protections or information generally available to investors holding shares in public companies organized in the United States.
We may earn United States source income that is subject to tax, thereby adversely affecting our results of operations and cash flows.
     Under the U.S. Internal Revenue Code of 1986, or the Code, 50% of gross income attributable to shipping transportation that begins or ends, but that does not both begin and end, in the United States is characterized as U.S. source shipping income. Such income generally will be subject to a 4% U.S. federal income tax without allowance for deduction, unless we qualify for an exemption from such tax under section 883 of the Code. Based on our current plans, we expect that our income from sources within the United States will be international shipping income that qualifies for exemption from United States federal income taxation under section 883 of the Code, and that we will have no other income that will be taxed in the United States. Our ability to qualify for the exemption at any given time will depend upon circumstances related to the ownership of our common stock at such time and thus are beyond our control. Accordingly, we can give no assurance that we would qualify for the exemption under Section 883 with respect to any such income we earn. If Navios Holdings’ vessel-owning subsidiaries were not entitled to the benefit of section 883 of the Code, they would be subject to United States taxation on a portion of their income. As a result, depending on the trading patterns of our vessels, we could become liable for tax, and our net income and cash flow could be adversely affected.

We may be taxed as a United States corporation.
     The purchase by International Shipping Enterprises Inc. (“ISE”), our predecessor, of all of the outstanding shares of common stock of Navios Holdings, and the subsequent downstream merger of ISE with and into Navios Holdings took place on August 25, 2005. Navios Holdings is incorporated under the laws of the Republic of the Marshall Islands. ISE received an opinion from its counsel for the merger transaction that, while there is no direct authority that governs the tax treatment of the transaction, it was more likely than not that Navios Holdings would be taxed by the United States as a foreign corporation. Accordingly, we take the position that we will be taxed as a foreign corporation by the United States. If Navios Holdings is taxed as a U.S. corporation in the future, its taxes will be significantly higher than they are currently.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. The words “believe”, “expect”, “anticipate”, “intends”, “estimate”, “forecast”, “project”, “plan”, “potential”, “will”, “may”, “should”, “expect” and similar expressions identify forward-looking statements.
     Please note in this prospectus, “we”, “us”, “our”, “the Company”, all “Navios Holdings” refer to Navios Maritime Holdings Inc. and its subsidiaries.
     The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.
     In addition to these important factors and matters discussed elsewhere herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies, fluctuations in currencies and interest rates, general market conditions, including fluctuations in charter hire rates and vessel values, changes in demand in the dry-bulk shipping industry, changes in the Company’s operating expenses, including bunker prices, dry docking and insurance costs, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, and other important factors described from time to time in the reports filed by the Company with the Securities and Exchange Commission.
     We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

CAPITALIZATION AND INDEBTEDNESS

December 31, 2009
(amounts in thousands
of US Dollars)
Debt:
Current portion of long-term debt	$59,804
Total long-term debt, net of current portion	869,853
Senior and ship mortgage notes, net of discount	693,049

Total debt	1,622,706

Stockholders’ equity:
Preferred stock, $0.0001 par value, authorized 1,000,000 shares, 8,201 issued and outstanding	—
Common stock, $0.0001 par value, authorized 250,000,000 shares, 100,874,199 issued and outstanding	10
Additional paid-in capital	533,729
Accumulated other comprehensive income	15,156
Retained earnings	376,585

Total Navios Holdings’ stockholders’ equity	925,480

Total capitalization	$2,548,186

PRICE RANGE OF OUR SECURITIES
     Currently, the principal trading market for our common stock is the New York Stock Exchange under the symbol NM. As of February 22, 2007, when our common stock and warrants (expired in December 2008) commenced trading on the NYSE, our then outstanding units were no longer trading and in order to trade its underlying constituent parts (one share of common stock and two warrants) the unit would be required to be broken up. Prior to February 22, 2007 our common stock, warrants and units all traded on the Nasdaq Global Market.
     The following table sets forth, for the periods indicated, the reported high and low quoted closing prices of our common stock and warrants on the NYSE and our units on the Nasdaq Global prior to February 22, 2007.
     On March 26, 2010, the closing price of our common stock was $6.22. The quotations listed below reflect inter-dealer prices, without retail markup, markdown or commission, and may not necessarily represent actual transactions:

		Warrants(*)		Units
Year Ended	High	Low	High	Low	High	Low
December 31, 2009	$6.60	$1.68	$—	$—	$—	$—
December 31, 2008	$14.95	$1.10	$9.91	$0.01	$—	$—
December 31, 2007	$19.76	$5.21	$14.75	$0.87	$14.90	$6.91
December 31, 2006	$5.56	$5.18	$1.12	$0.29	$13.59	$4.35
     (b) For the two most recent full financial years and any subsequent period: the high and low market prices for each financial quarter:

	Common Stock		Warrants(*)		Units
Quarter Ended	High	Low	High	Low	High	Low
March 31, 2010 (through March 26, 2010)	$7.28	$5.50	$—	—	$—	—
December 31, 2009	$6.60	$4.40	$—	—	$—	—
September 30, 2009	$5.63	$3.54	$—	—	$—	—
June 30, 2009	$5.95	$2.18	$—	—	$—	—
March 31, 2009	$4.75	$1.68	$—	—	$—	—
December 31, 2008	$5.23	$1.10	$2.87	$0.01	$—	—
September 30, 2008	$10.62	$4.65	$5.59	$1.00	$—	—
June 30, 2008	$14.95	$9.00	$9.91	$4.01	$—	—
March 31, 2008	$12.99	$7.74	$8.12	$3.35	$—	—
     (c) For the most recent six months: the high and low market prices for each month:

	Common Stock		Warrants(*)
Month Ended	High	Low	High	Low
March 2010 (through March 26, 2010)	$6.54	$6.00	$—	$—
February 2010	$6.54	$5.50	$—	$—
January 2010	$7.28	$6.08	$—	$—
December 2009	$6.27	$5.70	$—	$—
November 2009	$6.60	$4.48	$—	$—
October 2009	$5.35	$4.40	$—	$—
September 2009	$6.60	$4.48	$—	$—

(*)	The warrants ceased to be publicly traded upon their expiration on December 9, 2008.

DESCRIPTION OF SECURITIES
Authorized and Outstanding Capital Stock
     As of March 26, 2010, under our articles of incorporation, as amended, our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.0001 per share, of which 100,889,651 were issued and outstanding, and 1,000,000 shares of preferred stock, par value $0.0001 per share, of which 10,281 were issued and outstanding.
Common Stock
     As of March 26, 2010, we had 100,889,651 shares outstanding. Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by the board of directors out of funds legally available for dividends. Holders of stock do not have conversion, redemption or preemptive rights to subscribe to any or our securities. All outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any shares of preferred stock which we may issue in the future.
     Our common stock is listed on the New York Stock Exchange under the symbol “NM”.

Senior Notes
In December 2006, the Company issued $300.0 million senior notes at 9.5% fixed rate due on December 15, 2014. The senior notes are fully and unconditionally guaranteed, jointly and severally and on an unsecured senior basis, by all of Company’s subsidiaries, other than a subsidiary of Kleimar, Navios Logistics and its subsidiaries and the general partner of Navios Partners. In addition, the Company has the option to redeem the notes in whole or in part, at any time (1) before December 15, 2010, at a redemption price equal to 100% of the principal amount plus a make whole price which is based on a formula calculated using a discount rate of treasury bonds plus 50 bps, and (2) on or after December 15, 2010, at a fixed price of 104.75%, which price declines ratably until it reaches par in 2012. Furthermore, upon occurrence of certain change of control events, the holders of the notes may require the Company to repurchase some or all of the notes at 101% of their face amount. Under a registration rights agreement the Company and the guarantors filed a registration statement no later than June 25, 2007 which became effective on July 5, 2007, enabling the holders of notes to exchange the privately placed notes with publicly registered notes with identical terms. The senior notes contain covenants which, among other things, limit the incurrence of additional indebtedness, issuance of certain preferred stock, the payment of dividends, redemption or repurchase of capital stock or making restricted payments and investments, creation of certain liens, transfer or sale of assets, entering in transactions with affiliates, merging or consolidating or selling all or substantially all of Company’s properties and assets and creation or designation of restricted subsidiaries. Pursuant to the covenant regarding asset sales, the Company has to repay the senior notes at par plus interest with the proceeds of certain asset sales if the proceeds from such asset sales are not reinvested in the business within a specified period or used to pay secured debt.
Ship Mortgage Notes
In November 2009, the Company issued $400.0 million first priority ship mortgage notes due on November 1, 2017 at 8.875% fixed rate. The ship mortgage notes are senior obligations of Navios Holdings and are secured by first priority ship mortgages on 15 vessels owned by certain subsidiary guarantors and other related collateral securities. The ship mortgage notes are fully and unconditionally guaranteed, jointly and severally by all of our direct and indirect subsidiaries that guarantee the 9.5% senior notes. The guarantees of our subsidiaries that own mortgage vessels are senior secured guarantees and the guarantees of our subsidiaries that do not own mortgage vessels are senior unsecured guarantees. Concurrently with the issuance of the ship mortgage notes, Navios Holdings has deposited $105.0 million from the proceeds of the issuance into an escrow account. In December 2009, this amount was released to partially finance the acquisition of two designated Capesize vessels. At any time before November 1, 2012, Navios Holdings may redeem up to 35% of the aggregate principal amount of the ship mortgage notes with the net proceeds of a public equity offering at 108.875% of the principal amount of the ship mortgage notes, plus accrued and unpaid interest, if any, so long as at least 65% of the originally issued aggregate principal amount of the ship mortgage notes remains outstanding after such redemption. In addition, the Company has the option to redeem the ship mortgage notes in whole or in part, at any time (1) before November 1, 2013, at a redemption price equal to 100% of the principal amount plus a make whole price which is based on a formula calculated using a discount rate of treasury bonds plus 50 bps and (2) on or after November 1, 2013, at a fixed price of 104.438%, which price declines ratably until it reaches par in 2015. Furthermore, upon occurrence of certain change of control events, the holders of the ship mortgage notes may require the Company to repurchase some or all of the notes at 101% of their face amount. Under a registration rights agreement, the Company and the guarantors have agreed to file a registration statement no later than five business days following the first year anniversary of the issuance of the ship mortgage notes enabling the holders of ship mortgage notes to exchange the privately placed notes with publicly registered notes with identical terms. The ship mortgage notes contain covenants which, among other things, limit the incurrence of additional indebtedness, issuance of certain preferred stock, the payment of dividends, redemption or repurchase of capital stock or making restricted payments and investments, creation of certain liens, transfer or sale of assets, entering into certain transactions with affiliates, merging or consolidating or selling all or substantially all of Company’s properties and assets and creation or designation of restricted subsidiaries.

Preferred Stock
     Navios’ certificate of incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by Navios’ board of directors. Accordingly, Navios’ board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. As of March 26, 2010 there were, in the aggregate, 10,281 shares of preferred stock outstanding, designated as various series of preferred stock.
Preferred Stock Purchase Right
Navios Maritime Holdings Inc. (the “Company”) has entered into a stockholders rights agreement and declared a dividend of one preferred share purchase right, or a Right, to purchase one one-thousandth of the Company’s Preferred Stock for each outstanding share of the Company’s common stock, par value $0.0001 per share (“Common Stock”). The dividend was payable on October 16, 2008 to our stockholders of record on that date. Each Right entitles the registered holder, upon the occurrence of certain events, to purchase from the Company one one-thousandth of a share of Preferred Stock at an exercise price of $50.00, subject to adjustment.
The following summary of the principal terms of the stockholders rights agreement is a general description only, and is subject to the specific terms and conditions set forth in the Stockholders Rights Agreement between the Company and Continental Stock Transfer & Trust Company, as Rights Agent.
Rights Evidenced by Common Share Certificates
The Rights will not be exercisable until the Distribution Date (defined below). We will not send Certificates for the Rights (“Rights Certificates”) to stockholders and the Rights will attach to and trade only together with the Common Stock. Common Stock certificates outstanding on the Record Date will evidence the Rights related thereto, and Common Stock certificates issued after the Record Date will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), the surrender or transfer of any certificates for Common Stock, outstanding as of the Record Date, even without notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.
Distribution Date
The Rights will be separate from the Common Stock, Rights Certificates will be issued and the Rights will become exercisable upon the earlier of (a) the tenth day after a person or group of affiliated or associated persons (“Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the Common Stock then outstanding, or (b) the tenth business day (or such later date as may be determined by the Company’s Board of Directors) after a person or group announces a tender or exchange offer, the consummation of which would result in ownership by a person or group of 15% or more of the Company’s then outstanding Common Stock. The earlier of these dates is referred to as the “Distribution Date.” Angeliki Frangou and entities and persons affiliated or related to her are excluded from the definition of “Acquiring Person.” Persons who are beneficial owners of 10% or more of the Common Stock outstanding on the effective date of the rights agreement shall not become an Acquiring Person until such time as they acquire such number of additional shares of stock as would cause such person to own 20% or more of the Company’s then outstanding Common Stock.
Issuance of Rights Certificates; Expiration of Rights
As soon as practicable following the Distribution Date, a Rights Certificate will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Rights Certificate alone will evidence the Rights from and after the Distribution Date. The Rights will expire on the earliest of (i) October 16, 2018, (the “Final Expiration Date”), or (ii) redemption or exchange of the Rights as described below.
Initial Exercise of the Rights
Following the Distribution Date, and until one of the further events described below, holders of the Rights will be entitled to receive, upon exercise and the payment of the Exercise Price, one one-thousandth of a share of the Preferred Stock. In the event that the Company does not have sufficient Preferred Stock available for all Rights to be exercised, or the board of directors decides that such action is necessary and not contrary to the interests of Rights holders, the Company may instead substitute cash, assets or other securities for the Preferred Stock for which the Rights would have been exercisable under this provision or as described below.
Right to Buy Company Common Stock
Unless the Rights are earlier redeemed, in the event that an Acquiring Person obtains 15% or more of the Company’s then outstanding Common Stock, then each holder of a Right which has not theretofore been exercised (other than Rights beneficially owned by the Acquiring Person, which will thereafter be void) will thereafter have the right to receive, upon exercise, Common Stock having a value equal to two times the Exercise Price. Rights are not exercisable following the occurrence of an event as described above until such time as the Rights are no longer redeemable by the Company as set forth below.
Right to Buy Acquiring Company Stock
Similarly, unless the Rights are earlier redeemed, in the event that, after an Acquiring Person obtains 15% or more of the Company’s then outstanding Common Stock, (i) the Company is acquired in a merger or other business combination transaction, or (ii) 50% or more of the Company’s consolidated assets or earning power are sold, proper provision must be made so that each holder of a Right which has not theretofore been exercised (other than Rights beneficially owned by the Acquiring Person, which will thereafter be void) will thereafter have the right to receive, upon exercise, shares of common stock of the acquiring company having a value equal to two times the Exercise Price.
Redemption
At any time on or prior to the close of business on the earlier of (i) the first date of the public announcement that an Acquiring Person has obtained 15% or more of the Company’s then outstanding Common Stock or (ii) the Final Expiration Date, the

Company may redeem the Rights in whole, but not in part, at a price of $0.0001 per Right.
Exchange Provision
At any time after an Acquiring Person obtains 15% or more of the Company’s then outstanding Common Stock and prior to the acquisition by such Acquiring Person of 50% or more of the Company’s outstanding Common Stock, the board of directors of the Company may exchange the Rights (other than Rights beneficially owned by the Acquiring Person, which shall be void), in whole or in part, at an exchange ratio of one Common Stock per Right.
Adjustments to Prevent Dilution
The Exercise Price payable, the number of Rights, and the number of Preferred Stock shares or Common Stock or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time in connection with the dilutive issuances by the Company as set forth in the Rights Agreement. With certain exceptions, no adjustment in the Exercise Price will be required until cumulative adjustments require an adjustment of at least 1% in such Exercise Price.
Cash Paid Instead of Issuing Fractional Shares
No fractional Common Stock will be issued upon exercise of a Right and, in lieu thereof, an adjustment in cash will be made based on the current market value of the Common Stock on the trading date immediately prior to the date of exercise.
No Stockholders’ Rights Prior to Exercise
Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company (other than any rights resulting from such holder’s ownership of Common Stock), including, without limitation, the right to vote or to receive dividends.
Amendment of Rights Agreement
The terms of the Rights and the Rights Agreement may be amended in any respect without the consent of the Rights holders on or prior to the Distribution Date; thereafter, the terms of the Rights and the Rights Agreement may be amended without the consent of the Rights holders in order to cure any ambiguities, shorten or lengthen any time period, subject to certain limitations, or to make changes which do not adversely affect the interests of Rights holders (other than the Acquiring Person).
Rights and Preferences of the Preferred Stock
Each one one-thousandth of a share of Preferred Stock has rights and preferences substantially equivalent to those of one share of Common Stock.
Certain Anti-Takeover Effects
The Rights approved by the board of directors are designed to protect and maximize the value of the Company’s securities in the event of an unsolicited attempt by an acquirer to take over the Company in a manner or on terms not approved by the board of directors. Takeover attempts may include coercive tactics, which deprive the Company’s board of directors and its stockholders of a meaningful chance to determine the Company’s future. The Rights have been declared by the board of directors in order to deter such tactics, as they unfairly pressure stockholders and may deprive them of the full value of their shares. The Rights will not prevent a takeover of the Company. Subject to the restrictions described above, the Rights may be redeemed by the Company at $0.0001 per Right at any time prior to the Distribution Date, and therefore, should not interfere with any merger or business combination approved by the board of directors.

Transfer Agent and Warrant Agent
     The transfer agent for Navios Holdings’ securities is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.
USE OF PROCEEDS
     Unless we indicate otherwise in the applicable prospectus supplement, we currently intend to use the net proceeds from this offering for general corporate and working capital purposes.
     We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds as described above, we intend to invest the net proceeds of the offering in short-term, investment-grade, interest-bearing securities.
     We may set forth additional information on the use of net proceeds from the sale of securities we offer under this prospectus in a prospectus supplement relating to the specific offering.
THE SECURITIES WE MAY OFFER
     The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include information in the prospectus supplement, where applicable, about material United States federal income tax considerations, if any, relating to the securities, and the securities exchange, if any, on which the securities will be listed.
     We may sell from time to time, in one or more offerings:
•	common stock;

•	preferred stock;

•	warrants to purchase common stock; and/or

•	debt securities.
     This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.
COMMON STOCK
     Each share of common stock would entitle the holder to one vote on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock would be entitled to receive ratably all dividends, if any, declared by the board of directors out of funds legally available for dividends. Holders of common stock would not have conversion, redemption or preemptive rights to subscribe to any of our securities. All outstanding shares of common stock, when issued, will be fully paid and non-assessable. The rights, preferences and privileges of holders of common stock will be subject to the rights of the holders of any shares of preferred stock which we may issue in the future.

PREFERRED STOCK
     The board of directors has the right, without the consent of holders of common stock, to designate and issue one or more series of preferred stock, which may be convertible into common stock at a ratio determined by the board. A series of preferred stock may bear rights superior to common stock as to voting, dividends, redemption, distributions in liquidation, dissolution, or winding up, and other relative rights and preferences. The board may set the following terms of any series preferred stock, and a prospectus supplement will specify these terms for each series offered:
•	the number of shares constituting the series and the distinctive designation of the series;

•	dividend rates, whether dividends are cumulative, and, if so, from what date; and the relative rights of priority of payment of dividends;

•	voting rights and the terms of the voting rights;

•	conversion privileges and the terms and conditions of conversion, including provision for adjustment of the conversion rate;

•	redemption rights and the terms and conditions of redemption, including the date or dates upon or after which shares may be redeemable, and the amount per share payable in case of redemption, which may vary under different conditions and at different redemption dates;

•	sinking fund provisions for the redemption or purchase of shares;

•	rights in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority of payment; and

•	any other relative powers, preferences, rights, privileges, qualifications, limitations and restrictions of the series.
     If, upon any voluntary or involuntary liquidation, dissolution or winding up of the company, the assets available for distribution to holders of preferred stock are insufficient to pay the full preferential amount to which the holders are entitled, then the available assets will be distributed ratably among the shares of all series of preferred stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect to each series.
     Holders of preferred stock will not be entitled to preemptive rights to purchase or subscribe for any shares of any class of capital stock of the corporation. The preferred stock will, when issued, be fully paid and nonassessable. The rights of the holders of preferred stock will be subordinate to those of our general creditors.
WARRANTS
     The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we so indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below.
General
     We may issue warrants for the purchase of common stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock and/or debt securities, and the warrants may be attached to or separate from these securities.
     We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We may enter into the warrant agreement with a warrant agent. Each warrant agent will be a bank that we select which has its principal office in the United States and a combined capital and surplus in an amount as required by applicable law. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

     We will describe in the applicable prospectus supplement the terms of the series of warrants, including:
•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number if warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	in the case of warrants to purchase common stock, the number of shares of common stock purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.
     Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:
•	in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants to purchase common stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.
Exercise of Warrants
     Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. EST on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.
     Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent upon exercise of the warrants.

     Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.
Enforceability of Rights By Holders of Warrants
     Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.
DEBT SECURITIES
     The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. Any issuance of debt securities will need to take into account the terms and provisions of our senior notes, our ship mortgage notes and our debt facilities, or any other debt, if such debt is outstanding at the time of issuance of any debt securities we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.
     We will issue the senior notes under the senior indenture, which we will enter into with a trustee to be named in the senior indenture. We will issue the subordinated notes under the subordinated indenture, which we will enter into with a trustee to be named in the subordinated indenture. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act. We use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.
     The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.
General
     We will describe in each prospectus supplement the following terms relating to a series of notes:
•	the title;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of notes in global form, the terms and who the depository will be;

•	the maturity date;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the notes will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be made;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of notes pursuant to any optional redemption provisions;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of notes;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness;

•	a discussion of any material or special United States federal income tax considerations applicable to the notes;

•	the denominations in which we will issue the series of notes, if other than denominations of $1,000 and any integral multiple thereof; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.
Conversion or Exchange Rights
     We will set forth in the prospectus supplement the terms on which a series of notes may be convertible into or exchangeable for common stock or other securities of ours. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common stock or other securities of ours that the holders of the series of notes receive would be subject to adjustment.
Consolidation, Merger or Sale
     The indentures do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the notes, as appropriate.
Events of Default Under the Indenture
     The following are events of default under the indentures with respect to any series of notes that we may issue:
•	if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

•	if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur as to us.

     If an event of default with respect to notes of any series occurs and is continuing, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.
     The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any such waiver shall cure the default or event of default.
     Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the notes of that series, provided that:
•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.
     A holder of the notes of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:
•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity, to the debenture trustee to institute the proceeding as trustee; and

•	the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of that series other conflicting directions within 60 days after the notice, request and offer.
     These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal, premium, if any, or interest on, the notes.
     We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.
Modification of Indenture; Waiver
     We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:
•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of notes of any series.
     In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding notes affected:

•	extending the fixed maturity of the series of notes;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any notes; or

•	reducing the percentage of notes, the holders of which are required to consent to any amendment.
Discharge
     Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:
•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.
     In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.
Form, Exchange and Transfer
     We will issue the notes of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue notes of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.
     At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the notes of any series can exchange the notes for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.
     Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the notes may present the notes for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the notes that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.
     We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.
     If we elect to redeem the notes of any series, we will not be required to:
•	issue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any notes that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes we are redeeming in part.
Information Concerning the Debenture Trustee
     The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.
Payment and Paying Agents
     Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any notes on any interest payment date to the person in whose name the notes, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.
     We will pay principal of and any premium and interest on the notes of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to notes of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the notes of a particular series. We will maintain a paying agent in each place of payment for the notes of a particular series.
     All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.
Governing Law
     The indentures and the notes will be governed by and construed in accordance with the laws of the Republic of Marshall Islands, except to the extent that the Trust Indenture Act is applicable.
Subordination of Subordinated Notes
     The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue. It also does not limit us from issuing any other secured or unsecured debt.

LEGAL OWNERSHIP OF SECURITIES
     We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.
Book-Entry Holders
     We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.
     Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.
     As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.
Street Name Holders
     We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.
     For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.
Legal Holders
     Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.
     For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass the payment or notice along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is the responsibility of the holders.

Special Considerations for Indirect Holders
     If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:
•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.
Global Securities
     A global security is a security held by a depositary which represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.
     Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.
     A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.
     If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.
Special Considerations for Global Securities
     As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.
     If securities are issued only in the form of a global security, an investor should be aware of the following:
•	An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under “Legal Ownership of Securities” above;

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•	The depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.
Special Situations When a Global Security Will be Terminated
     In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.
     The global security will terminate when the following special situations occur:
•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.
     The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION
     We may sell the securities being offered hereby in one or more of the following ways from time to time:
•	through dealers or agents to the public or to investors;

•	to underwriters for resale to the public or to investors;
•	directly to investors; or

•	through a combination of such methods.
     We will set forth in a prospectus supplement the terms of the offering of securities, including:
•	the name or names of any agents, dealers or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and
•	any securities exchanges on which the securities may be listed.
     Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act.
     We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.
     Certain persons that participate in the distribution of the securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including over-allotment, stabilizing and short-covering transactions in such securities, and the imposition of penalty bids, in connection with an offering. Certain persons may also engage in passive market making transactions as permitted by Rule 103 of Regulation M. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.
LEGAL MATTERS
     Reeder & Simpson P.C., Marshall Islands counsel, will provide us with an opinion as to the legal matters in connection with the securities we are offering.
EXPERTS
     The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Registration Statement by reference to the Annual Report on Form 20-F for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers S.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
MATERIAL CHANGES
Not applicable.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
Government Filings
     As required by the securities Act of 1933, we filed a registration statement on Form F-3 relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreements or other document.
     We are subject to the informational requirements of the Securities Exchange Act, applicable to foreign private issuers. We, as a “foreign private issuer”, are exempt from the rules under the Securities Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Securities Exchange Act, with respect to their purchases and sales of shares. In addition, we are not required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Securities Exchange Act. However, we anticipate filing with the SEC, within 180 days after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent accounting firm. We also anticipate furnishing quarterly reports on Form 6-K containing unaudited interim financial information for the first three quarters of each fiscal year, within 75 days after the end of such quarter.
     You may read and copy any document we file or furnish with the SEC at reference facilities at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You can review our SEC filings and the registration statement by accessing the SEC’s internet site at http://www.sec.gov.
     Documents may also be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington D.C. 20006.
Information provided by the Company
     We will furnish holders of our common shares with annual reports containing audited financial statements and corresponding reports by our independent registered public accounting firm, and intend to furnish quarterly reports containing selected unaudited financial data for the three first quarter of each fiscal year. The audited financial statements will be prepared in accordance with United States generally accepted accounting principles and those reports will include a “Operating and Financial Review and Prospects” section for the relevant periods. As a “foreign private issuer”, we were exempt from the rules under the Securities Exchange Act of 1934 prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to any shareholder in accordance with the rule of the NYSE, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition as a “foreign issuer”, we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.
     This prospectus is only part of a Registration Statement on Form F-3 that we have filed with the SEC under the Securities Act of 1933, as amended, and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:
•	inspect a copy of the Registration Statement, including the exhibits and schedules,

•	without charge at the public reference room,

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC, or

•	obtain a copy from the SEC’s web site or our web site.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference as of their respective dates of filing are:
•	Annual Report on Form 20-F for the year ended December 31, 2009 filed on March 16, 2010;

•	Report on Form 6-K filed on March 25, 2010; and

•	The description of our common stock contained in our Form 8-A filed on February 14, 2007.

•	All subsequent reports on Form 20-F shall be deemed to be incorporated by reference into this prospectus and deemed to be a part hereof after the date of this prospectus but before the termination of the offering by this prospectus.

•	Our reports on Form 6-K furnished to the SEC after the date of this prospectus only to the extent that the forms expressly state that we incorporate them by reference in this prospectus.
     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
     You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:
Vasiliki (Villy) Papaefthymiou
Secretary
Navios Maritime Holdings Inc.
85 Akti Miaouli Street
Piraeus, Greece 185 38
Telephone: (011) +30-210-4595000

ENFORCEABILITY OF CIVIL LIABILITIES AND
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
     We are incorporated under the laws of the Republic of the Marshall Islands. A majority of the directors, officers and the experts named in the prospectus reside outside the United States. In addition, a substantial portion of the assets and the assets of the directors, officers and experts are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon Navios or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against Navios or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Marshall Islands would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.
     We have obtained directors’ and officers’ liability insurance against any liability asserted against such person incurred in the capacity of director or officer or arising out of such status, whether or not we would have the power to indemnify such person.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Under the Articles of Incorporation, our Bylaws and under Section 60 of the Marshall Islands Business Corporations Act (“BCA”), we may indemnify anyone who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.
     A limitation on the foregoing is the statutory proviso (also found in our Bylaws) that, in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.
     Further, under Section 60 of the BCA and our Bylaws, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
     In addition, under Section 60 of the BCA and under our Bylaws, a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification may be made against expenses (including attorneys’ fees) actually and reasonably incurred such person or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Again, this is provided that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
     Further, and as provided by both our Bylaws and Section 60 of the BCA, when a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the foregoing instances, or in the defense of a related claim, issue or matter, he will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with such matter.
     Likewise, pursuant to our Bylaws and Section 60 of the BCA, expenses (our Bylaws specifically includes attorneys’ fees in expenses) incurred in defending a civil or criminal action, suit or proceeding by an officer or director may be paid in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that he is not entitled to indemnification. The Bylaws further provide that with respect to other employees, such expenses may be paid on the terms and conditions, if any, as the Board may deem appropriate.
     Both Section 60 of the BCA and our Bylaws further provided that the foregoing indemnification and advancement of expenses are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and/or as to action in another capacity while holding office.
     Under both Section 60 of the BCA and our Bylaws, we also have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity regardless of whether the corporation would have the power to indemnify him against such liability under the foregoing.
     Under Section 60 of the BCA (and as provided in our Bylaws), the indemnification and advancement of expenses provided by, or granted under the foregoing continue with regard to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of his heirs, executors and administrators unless otherwise provided when authorized or ratified. Additionally, under Section 60 of the BCA and our Bylaws, the indemnification and advancement of expenses provided by, or granted under the foregoing continue with regard to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of his heirs, executors and administrators unless otherwise provided when authorized or ratified.
     In addition to the above, our Bylaws provide that references to us includes constituent corporations, and defines ‘other enterprises’ to include employee benefit plans, “fines” to include excise taxes imposed on a person with respect to an employee benefit plan, and further defines the term ‘serving at the request of the corporation.’
     Our Articles of Incorporation set out a much abbreviated version of the foregoing and make reference to the provisions of the Bylaws.
     Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.
ITEM 9. EXHIBITS
     (a) Exhibits.

Exhibit
Number	Description of Document
5.1*	Opinion of Reeder & Simpson P.C regarding legality of the shares being registered (to be filed by amendment)
23.1	Consent of PricewaterhouseCoopers S.A. (Filed herewith)
23.2*	Consent of Reeder & Simpson P.C. (to be included in Exhibit 5.1 to this Registration Statement on Form F-3).
24.1	Power of Attorney (Included on signature page).

*	To be filed by amendment.
ITEM 10. UNDERTAKINGS
     The undersigned Registrant hereby undertakes:
     (a)
1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That paragraphs (a)1(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

Provided however, That:
A.	Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B.	Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
i.	If the registrant is relying on Rule 430B:
A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
     (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
     Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Piraeus, Greece on March 29, 2010.

NAVIOS MARITIME HOLDINGS INC.
By:	/s/ Angeliki Frangou
	Name:	Angeliki Frangou
	Title:	Chairman and Chief Executive Officer

By:	/s/ George Achniotis
	Name:	George Achniotis
	Title:	Chief Financial Officer

POWER OF ATTORNEY
     The registrant and each person whose signature appears below constitutes and appoints Angeliki Frangou and Vasiliki Papaefthymiou and each of them singly, his, her or its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, her or it and in his, her or its name, place and stead, in any and all capacities, to sign and file any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she, or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by each of the following persons in the capacities indicated on March 29, 2010.

Signature	Title(s)	Date

/s/ Angeliki Frangou	Chief Executive Officer	March 29, 2010

Angeliki Frangou	(principal executive officer)

/s/ George Achniotis	Chief Financial Officer	March 29, 2010

George Achniotis	(principal financial and accounting officer)

/s/ Angeliki Frangou	Chairman of the Board	March 29, 2010

Angeliki Frangou

/s/ Ted C. Petrone	Director	March 29, 2010

Ted C. Petrone

/s/ Vasiliki Papaefthymiou	Director	March 29, 2010

Vasiliki Papaefthymiou

/s/ Spyridon Magoulas	Director	March 29, 2010

Spyridon Magoulas

Signature	Title(s)	Date

/s/ John Stratakis	Director	March 29, 2010

John Stratakis

/s/ Rex W. Harrington	Director	March 29, 2010

Rex W. Harrington

/s/ Allan Shaw	Director	March 29, 2010

Allan Shaw

Authorized Representative
Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States, has signed this registration statement in the City of Newark, State of Delaware, on March 29, 2010.

PUGLISI & ASSOCIATES

By:	/s/ DONALD J. PUGLISI

	Name:	Donald J. Puglisi
	Title:	Managing Director